DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), dated September 22, 2023, is made by and among Manager Directed Portfolios, a Delaware statutory trust (the “Trust”), Reflection Asset Management, LLC, a South Carolina limited liability company (the “Advisor”), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio (“Distributor”).

Background
The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Distributor act as the principal underwriter and distribute shares of beneficial interest (the “Shares”) of each of the Trust’s series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”). Distributor is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.Applicable Law
For the duties and responsibilities under this Agreement, each party is currently abiding, and will continue to abide, by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the U.S. Securities and Exchange Commission (“SEC”) and its authorized regulatory agencies and organizations, including the Financial Industry Regulatory Authority, Inc. (“FINRA”); and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

2.Appointment of Distributor

2.1.The Trust retains Distributor to act as the exclusive agent for the distribution of the Shares on behalf of each Fund and to perform the distribution services as set forth below (collectively, the “Services”). Distributor accepts such employment to perform the Services. While this Agreement is in force, the Fund shall not sell any Shares except on the terms set forth in this Agreement. Notwithstanding any other provision hereof, the Trust may terminate, suspend, or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.2.Distributor does not agree to sell any specific number of Shares. Distributor, as agent for the Trust, undertakes to sell Shares on a reasonable efforts basis only against orders therefor.

2.3.The Trust reserves the right to issue any Shares at any time directly to existing holders of Shares (“Shareholders”) or to other persons at not less than the public offering price (as defined below) and to issue Shares in exchange for substantially all the assets of any corporation or trust, or series thereof, or for the shares of any corporation or trust, or series thereof.

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3.Distribution Services

3.1.Distributor will have the right, as agent for the Trust, to enter into dealer agreements with responsible investment dealers, and to sell Shares to such investment dealers against orders therefor at the public offering price (as defined below) stated in the Fund’s effective Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, each as amended (the “Securities Act”), including the then-current prospectus and statement of additional information (the “Registration Statement”). Upon receipt of an order to purchase Shares from a dealer with whom Distributor has a dealer agreement, Distributor will promptly cause such order to be filled by the Fund.

3.2.Distributor will also have the right, as agent for the Trust, to sell such Shares to the public against orders therefor at the public offering price (as defined below) and in accordance with the Registration Statement.

3.3.Distributor will also have the right to take, as agent for the Trust, all actions which, in Distributor’s reasonable judgment, are necessary to carry into effect the distribution of the Shares.

3.4.The “public offering price” for the Shares of each Fund shall be the respective net asset value (“NAV”) of the Shares of that Fund then in effect, plus any applicable sales charge determined in the manner set forth in the Registration Statement or as permitted by the 1940 Act and the rules and regulations promulgated by the SEC or other applicable regulatory agency or self-regulatory organization under the oversight of the SEC. In no event shall any applicable sales charge exceed the maximum sales charge permitted by the Rules of FINRA.

3.5.The NAV of the Shares of each Fund shall be determined in the manner provided in the Registration Statement, and when determined shall be applicable to transactions as provided for in the Registration Statement. The NAV of the Shares of each Fund shall be calculated by the Trust or by another entity on behalf of the Trust. Distributor shall have no duty to inquire into or liability for the accuracy of the NAV per Share as calculated.

3.6.On every sale, the Fund shall receive the applicable NAV of the Shares promptly, but in no event later than the second business day following the date on which Distributor shall have received an order for the purchase of the Shares.

3.7.Upon receipt of purchase instructions, Distributor will transmit such instructions to the Trust or its transfer agent for the issuance and registration of the Shares purchased.

3.8.Distributor, as agent of and for the account of the Trust, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Registration Statement.

3.9.Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or networking transactions.

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3.10.Distributor will review all proposed advertising materials and sales literature for compliance with Applicable Law and shall file such materials with appropriate regulators as required by current laws and regulations. Distributor agrees to furnish the Trust with any comments provided by regulators with respect to such materials.

3.11.Distributor acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund other than as contained in the Registration Statement and any sales literature and advertising materials specifically approved by the Fund.

3.12.Distributor shall prepare or cause to be prepared reports for the Board of Trustees (the “Board”) of the Trust regarding its activities under this Agreement as reasonably requested by the Trust’s Board, including reports regarding the use of assets accrued pursuant to a Rule 12b-1 plan adopted by the Trust, if any.

4.Allocation of Charges and Expenses

4.1.Distributor shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.

4.2.In the performance of its obligations under this Agreement, Distributor will pay only the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining its relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by a Fund or the Advisor in accordance with agreements between them as permitted by Applicable Law. These costs include, but are not limited to, distribution fees, shareholder servicing fees, set-up costs, or other fees or compensation paid to the dealers or others selling or servicing the Shares, licensing fees, filing fees (including to FINRA), travel expenses, and such other expenses as may be incurred by Distributor on behalf of a Fund.

5.Compensation

5.1.The Advisor shall pay for the Services to be provided by Distributor under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to this Agreement (“Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement.

5.2.If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Distributor’s compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. The Advisor shall promptly pay Distributor’s compensation for the preceding month.

5.3.In the event that the SEC, FINRA, or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to underwriters or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with

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such requirements and provide for additional compensation for Distributor as mutually agreed to by the parties.

5.4.In the event that any fees are disputed, the Advisor shall, on or before the due date, pay all undisputed amounts due hereunder and notify Distributor in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Distributor provides to the Trust documentation which reasonably supports the disputed charges.

6.Maintenance of Books and Records; Record Retention

6.1.Distributor shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by Applicable Law.

6.2.Ownership of Records

A.Distributor agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or a Fund.

B.Distributor agrees to provide the Client Records of the Trust or a Fund upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.Distributor agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Distributor as soon as practicable after any termination of this Agreement. Unless otherwise required by Applicable Law, Distributor shall promptly turn over to the Trust or Fund, or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Distributor pursuant to this Agreement. If Distributor is required by Applicable Law to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

6.3.Distributor agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

6.4.If Distributor is requested or required to divulge such information by duly constituted authorities or court process, Distributor shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek an appropriate protective order.

7.Effective Date
This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

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8.Subcontracting
Distributor may, at its expense, subcontract with any entity or person concerning the provision of the Services with the prior written consent of the Fund, such consent not to be unreasonably withheld; provided, however, that Distributor shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, that Distributor shall be responsible, to the extent provided in Section 11, for all acts of a subcontractor.

9.Term; Amendments; Successor Investment Company

9.1.Initial Term. This Agreement shall continue in effect for a Fund, unless earlier terminated as provided under this Section 9, for a period of two (2) years from the Agreement Effective Date (the “Initial Term”).

9.2.Renewal Terms. Immediately following the Initial Term, this Agreement shall renew for successive one (1) year periods (a “Renewal Term”) subject to annual approval of such continuance by the Board of the Trust, including the approval of a majority of the Trustees of the Trust who are not “interested persons” (as that term is defined in the 1940 Act (the “Independent Trustees”)) of the Trust or of Distributor in accordance with the requirements of the 1940 Act .

9.3.Termination. A party may terminate this Agreement under the following circumstances.

A.Assignment. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment, as that term is defined in the 1940 Act, by any party hereto.

B.Termination. Either the Trust or Distributor may at any time terminate this Agreement with respect to any Fund on sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

C.Final Payment. Any unpaid compensation or reimbursement of expenses is due to Distributor within 15 calendar days of the termination date provided in the notice of termination.

D.Transition. Upon termination of this Agreement, Distributor will cooperate with any reasonable request of the Trust to effect a prompt transition to a new underwriter selected by the Trust. Distributor shall be entitled to collect from the Advisor, in addition to the compensation described in the applicable Fee Letter, the amount of all of Distributor’s cash disbursements reasonably made for services in connection with Distributor’s activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents.

9.4.Amendments. This Agreement may be amended only by a written instrument and if such amendment is approved (i) by Distributor and (ii) by the Board of the Trust, including the

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approval of a majority of the Independent Trustees of the Trust in accordance with the requirements of the 1940 Act.

10.Additional Funds or Classes of Shares
In the event that the Trust establishes one or more series or classes of shares after the Agreement Effective Date for which Distributor is appointed as principal underwriter and distributor, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to Schedule A, subject to approval by the Board in accordance with the requirements of the 1940 Act.

11.Standard of Care; Limits of Liability; Indemnification

11.1.Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

11.2.Limits of Liability

A.Distributor shall not be liable for any Losses (as defined below) arising from the following:

(1)performing Services or duties pursuant to any instruction, notice, or other instrument that Distributor reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund;

(2)operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Distributor’s reasonable control; and

(4)any error, action or omission by the Fund or any other past underwriter of a Fund.

B.Distributor may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s Independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Distributor’s duties or the Services. Distributor shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

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C.Notice is hereby given that the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) has been executed on behalf of the Trust and not the Trustees individually and the obligations of this instrument are not binding upon any of the Trustees, officers, or Shareholders individually, and that such obligations are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, then that particular Fund), and Distributor shall look only to the assets of the particular Fund for the satisfaction of such obligations.

D.Distributor shall not be held to have notice of any change of authority of any officer, agent, representative, or employee of the Trust, the Advisor, or any of the Trust’s other service providers, until receipt of written notice from the Trust or the Advisor.

E.The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the 1940 Act and the USA PATRIOT Act of 2001. Distributor’s monitoring and other functions hereunder shall not relieve the Board of its duty to oversee such compliance matters.

F.To the maximum extent permitted by law, the Trust agrees to limit Distributor’s liability for the Trust’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Distributor under this Agreement during the most recent rolling 12-month period or, if the Agreement is in effect for less than a year at the time of liability, then the most recent one-month period annualized. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.In no event shall Distributor be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Distributor was advised of the possibility thereof. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

11.3.Indemnification

A.Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees’ own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities hereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

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B.Notwithstanding the foregoing provisions, any applicable Fund and the Advisor shall indemnify Distributor for Distributor’s Losses arising from circumstances under Section 11.2.A.

C.Upon the assertion of a claim for which any party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party(ies) of such assertion, and shall keep the other party(ies) advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party’s prior written consent.

11.4.Dealer Agreement Indemnification

A.Distributor acknowledges and agrees that certain dealers require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings, and indemnification that are not included in the Distributor’s standard dealer agreement (the “Standard Dealer Agreement”).

B.To the extent that Distributor is requested or required by the Fund to enter into any Non- Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

11.5.The provisions of this Section 11 shall survive termination of this Agreement.

12.Force Majeure

No party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts

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of God, insurrection, war, riots, or (unless such failures are within such party’s reasonable control) failure of the mails, transportation, communication, or power supply.

13.Representations and Warranties

13.1.Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.It is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

B.To the extent required by Applicable Law, it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

C.It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

D.This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

E.Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other parties of such violation.

F.It is conducting its business in compliance in all material respects with Applicable Law and has obtained all regulatory approvals necessary to carry on its business as now conducted.

13.2.Representations of the Trust. The Trust represents and warrants, on behalf of the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, (2) no Shares of the Trust will be offered to the public until the Trust’s Registration Statement under the Securities Act and the 1940 Act has been declared or becomes effective, and (3) the Shares are validly authorized and, when issued in accordance with the Registration Statement, will be fully paid and nonassessable.

B.It shall cause each Fund to cooperate with Distributor and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by

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Distributor, in order to enable Distributor to perform its duties and obligations under this Agreement.

C.To the knowledge of the Trust and the Fund, the Declaration of Trust (, Bylaws, Registration Statement and any advertising materials and sales literature prepared by the Fund or its agent are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with Applicable Law.

D.Any officer of the Trust shall be considered an individual who is authorized to provide Distributor with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Distributor) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Distributor the names of the Authorized Persons from time to time.

E.The Trust owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Trust’s business and for the offer, issuance, distributions and sale of the Shares in accordance with the terms of the Registration Statement and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

F.The Trust shall not file any amendment to the Registration Statement that materially amends any provision therein pertaining to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the Registration Statement, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

13.3.Representations of the Distributor. The Distributor represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.It is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member in good standing of FINRA.
B.It has adopted an appropriate anti-money laundering compliance program in accordance with the USA PATRIOT Act of 2001 and the Bank Secrecy Act and
it is in compliance with and will continue to comply with such anti-money laundering laws and applicable regulations in all relevant respects.

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C.It will include specific contractual provisions regarding anti-money laundering compliance in the agreements entered into by Distributor with any dealer or other financial intermediary that is authorized to effect transactions in Shares of the Fund.

D.The various procedures and systems Distributor has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of the Trust and Distributor’s records, data, equipment facilities, and other property used in the performance of its obligations hereunder, are adequate and that Distributor will make such changes therein as are required for the secure performance of its obligations hereunder.

E.Distributor agrees to implement and maintain a business continuity/disaster recovery plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary. Distributor shall promptly notify the Trust of any material violations or breaches of such policies and procedures.

F.Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) with respect to Distributor’s services under this Agreement, and to provide information with respect to the Compliance Program, including without limitation, information and certifications with respect to compliance with, and material violations of, the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by any Trust officer or the Board.

14.Insurance

14.1.Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other parties with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

14.2.Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other parties of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

14.3.Notice of Termination. A party shall promptly notify the other parties should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

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15.Information Provided By The Trust

15.1.Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish or make available to Distributor the following:

A.copies of the Declaration of Trust and any amendments thereto;

B.a copy of the Trust’s Bylaws and any amendments thereto;

C.certified copies of resolutions of the Board covering the approval of this Agreement, authorization of such officers of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Distributor thereunder;

D.a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Distributor in all matters;

E.the Fund’s most recent audited financial statements;

F.the Fund’s Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

G.copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the 1940 Act for each Fund, if applicable;

H.contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel and chief compliance officer;

I.a copy or summary of procedures adopted by the Fund in accordance with Rule 38a-1 under the 1940 Act applicable to the Services; and

J.any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to the Fund, including any related to examinations of the Fund, requests by the SEC for amendments to the Registration Statement or any advertising or sales literature.

15.2.After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish or make available to Distributor any material amendments to the items listed in Section 15.1 and promptly provide notice of the following:

A.any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to the Funds including any related to examinations of the Fund and any requests by the SEC for amendments to the Registration Statement or any advertising or sales literature;

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B.the happening of any event which makes untrue any statement of material fact made in the Registration Statement or which requires the making of a change in such Registration Statement in order to make the statements therein not misleading;

C.if the Trust determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by Applicable Law, and

D.the commencement of any litigation or proceedings against the Trust or any of its officers or trustees in connections with the issue and sales of any of the Shares.

15.3.Filings. The Trust shall provide Distributor with draft Registration Statements prior to the filing of each such annual filing. In addition, the Trust shall forward copies of any SEC filings, including Registration Statements, to Distributor promptly following the date of such filings.

15.4.Advertising. The Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

16.Compliance with Law and Rules of FINRA

16.1.The Fund assumes full responsibility for the preparation and contents of each prospectus included in the Registration Statement.

16.2.Distributor will require each dealer with whom Distributor has a dealer agreement to conform to the applicable provisions hereof and the Registration Statement with respect to the public offering price of the Shares, and neither Distributor nor any such dealer shall withhold the placing of purchase orders so as to make a profit thereby.

16.3.Distributor agrees to furnish to the Trust sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in reasonably adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared. Distributor will assume responsibility for the review and clearance of all advertisements and sales literature.

16.4.Distributor, at its own expense, will qualify as dealer or broker, or otherwise, under all Applicable Law required in order that the Shares may be sold in such states as may be mutually agreed upon by the parties.

16.5.Distributor shall not make or permit any representative, broker, or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the then current Registration Statement covering the Shares and in printed information approved by the Trust as information supplemental to such Registration Statement. Copies of the then effective Registration Statement and any such printed supplemental information will be supplied by the Trust to Distributor in reasonable quantities upon request.

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17.Privacy and Confidentiality

17.1.Definition of Confidential Information. The term “Confidential Information” shall mean all information that any party discloses (a “Disclosing Party”) to another party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or Shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

A.any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

B.any unpublished information concerning research activities and plans, customers, clients, Shareholders, strategies and plans, costs, operational techniques;

C.any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

D.Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

17.2.Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

17.3.Treatment of Confidential Information

A.Each party agrees that at all times during and after the term of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

B.Each party agrees that:
(1)The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement;

(2)Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

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(3)The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(4)The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

17.4.Severability. This provision and the obligations under this Section 17 shall survive termination of this Agreement.

18.Publicity
The parties agree that no public release or announcement concerning this Agreement shall be issued by any party or agents or representatives without the prior written consent of the other parties, except as such release or announcement may be required by applicable legal requirements, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties a reasonable opportunity to comment on such release or announcement in advance of such issuance.

19.Non-Exclusivity
The services of Distributor rendered to the Trust are not deemed to be exclusive. Except to the extent necessary to perform Distributor’s obligations under this Agreement, nothing herein shall be deemed to limit Distributor’s right, or the right of any of Distributor’s managers, officers, or employees, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person. Nothing in this Agreement shall prevent Distributor or any affiliated person (as defined in the 1940 Act) of Distributor from acting as distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict Distributor or any such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others from whom it or they may be acting; provided, however, that Distributor expressly represents that it will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

20.Arbitration
In the event of a dispute between or among the parties relating to or arising out of this Agreement or the relationship of the parties, the parties will submit the matter to arbitration in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA. The parties further agree that any contract, agreement or understanding between a party and its designees shall contain a provision binding the designee to the terms of this Arbitration provision.

20.1.Arbitration will be held in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, except (a) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration

Ultimus Distribution Agreement September 22, 2023

Procedures then in effect, and (b) in the event that a non-party to this Agreement brings an arbitration relating to or arising out of this Agreement, then the entire dispute shall be arbitrated in whichever arbitration forum such arbitration is brought, and the parties and their designees agree to submit to the jurisdiction of such arbitration forum. In the event that (x) a non-party initiates a judicial proceeding relating to, or arising out of, this Agreement, and (y) such claim cannot be compelled to arbitration, and (z) a party or its designee asserts a claim against another party or its designee in connection with such proceeding, then the entire dispute shall be litigated in that court, and the parties and their designees agree to submit to the jurisdiction of the court in that judicial proceeding.

20.2.If the arbitration is brought by a party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, or the American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the arbitrators shall be attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

20.3.The parties and their respective designees will each bear their own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party and/or designee to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party and/or their designees. Any costs or fees, including reasonable attorneys fees, involved in enforcing the award shall be fully assessed against and paid by the party and/or designee resisting or preventing enforcement of the award.

20.4.Nothing in this Section 20 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

21.Notices
Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

21.1.If to the Trust:

Manager Directed Portfolios
        Attn: Scott Ostrowski
777 E. Wisconsin Ave.
Milwaukee, WI 53202
Email: scott.ostrowski@usbank.com

With a copy to:
Ellen Drought
Godfrey & Kahn, S.C.
833 E. Michigan Street
Milwaukee, WI 53202

Ultimus Distribution Agreement September 22, 2023

        Email: edrought@gklaw.com

21.2.If to the Adviser:

Reflection Asset Management, LLC
Attn:
11 eWall Street, Suite 230
Mount Pleasant, SC 29464
Email:

21.3.If to Distributor:

Ultimus Fund Distributors, LLC
Attn: General Counsel
4221 North 203rd Street, Suite 100
Elkhorn, NE 68022
Facsimile: (513) 587-3437
E-mail: legal@ultimusfundsolutions.com

22.General Provisions

22.1.Incorporation by Reference. This Agreement and its schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

22.2.Conflicts. In the event of any conflict between this Agreement and any schedule, exhibit or other appendices hereto, this Agreement shall control.

22.3.Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.4.Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.5.Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

22.6.Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Ultimus Distribution Agreement September 22, 2023

22.7.Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Ultimus Distribution Agreement September 22, 2023

The parties duly executed this Agreement as of September 15, 2023.

	Manager Directed Portfolios		Ultimus Fund Distributors, LLC
By:	/s/ Scott Ostrowski	By:	/s/ Kevin Guerette
Name:	Scott Ostrowski	Name:	Kevin Guerette
Title:	President	Title:	President

Reflection Asset Management, LLC
By:	/s/ Jason Britton
Name:	Jason Britton
Title:	CEO

Ultimus Distribution Agreement September 22, 2023

SCHEDULE A
to the
Distribution Agreement
between
Manager Directed Portfolios,
Reflection Asset Management, LLC
and
Ultimus Fund Distributors, LLC
dated September 22, 2023

Fund Portfolio(s)

Sphere 500 Climate Fund

Distribution Fee Letter
for
each Fund listed on Schedule A
a series of
Manager Directed Portfolios

This Distribution Fee Letter (this “Fee Letter”) appends that certain Distribution Agreement (the “Distribution Agreement”) dated September 22, 2023, by and among Manager Directed Portfolios, a Delaware statutory trust (the “Trust”), Reflection Asset Management, LLC, a South Carolina limited liability company (the “Advisor”), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio (“Distributor”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Distribution Agreement.

Service Fees:

For the Services provided under the Distribution Agreement, Distributor shall be entitled to receive from the Advisor an annual fee of $10,000 for the first Fund and $5,000 for each additional Fund PLUS:

•1 basis point or 0.01% per annum of each Fund's average daily net assets between $250 million and $500 million, and;
•½ basis point or 0.0050% per annum of each Fund's average daily net assets over $250 million.
oAdvertising Review Fees. The Fund shall pay to the Distributor a fee for advertising submission per the schedule listed below:

Advertising Review Fees:

The Advisor shall pay to the Distributor a fee for advertising submission per the schedule listed below:

Submissions*	Charge
Per Month	Per Month**
0 - 10 Submissions	No Charge
11+ Submissions	$100 per Submission
*Excludes Fund Fact Sheets
**Charges do not include FINRA filing fees

The Advisor shall also pay an additional fee to Distributor calculated as 25% of any FINRA costs incurred (for example, if FINRA charged $100 to perform advertising review, Distributor would charge an additional $25).

The Fees are computed daily and payable monthly, along with any reimbursable expenses. The Advisor agrees to pay all fees within 30 days of receipt of each invoice. Distributor retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Distributor of the Advisor’s default or prevent Distributor from exercising any other rights and remedies available to it.

Manager Directed Portfolios - Sphere
Distribution Fee Letter    Page 1 of 3

1.Reimbursable Expenses
In addition to the above fees, the Advisor will reimburse Distributor for certain reimbursable expenses incurred on the Fund’s behalf, including, but not limited to, NSCC Fund/SERV fees, monitoring software, and any expenses approved by the Trust or the Advisor. All other costs in connection with the offering of the Shares will be paid by a Fund, or the Advisor in accordance with agreements between them and as permitted by Applicable Law.

2.Term

2.1.Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by a party, until the expiration of the Distribution Agreement’s Initial Term (the “Initial Term”).

2.2.Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board of the Trust in accordance with the requirements of the 1940 Act.

3.Fee Increases

On each anniversary date of the Distribution Agreement, Distributor will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

4.Amendment
The parties may only amend this Fee Letter by written amendment signed by all parties.

Signatures are located on the next page.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
Manager Directed Portfolios - Sphere
Distribution Fee Letter    Page 2 of 3

The parties duly executed this Distribution Fee Letter dated September 15, 2023.

	Manager Directed Portfolios		Ultimus Fund Distributors, LLC
By:	/s/ Scott Ostrowski	By:	/s/ Kevin Guerette
Name:	Scott Ostrowski	Name:	Kevin Guerette
Title:	President	Title:	President

Reflection Asset Management, LLC
By:	/s/ Jason Britton
Name:	Jason Britton
Title:	CEO
Manager Directed Portfolios - Sphere
Distribution Fee Letter    Page 3 of 3